Exhibit 10.1
AMENDED AND RESTATED
COHEN & STEERS, INC. STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Participant:	Date of Grant:
Number of RSUs:

1.Grant of RSUs. The Company hereby grants the number of restricted stock units (“RSUs”) listed above to the Participant, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement. Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
2.    Vesting/Form and Timing of Issuance or Transfer.
(a)    Subject to the Participant’s continued Employment with the Company and its Affiliates, the RSUs shall vest, and the Company shall issue or cause there to be transferred to the Participant a number of Shares in the amounts and on the dates set forth below (each, a “Delivery Date”), and all Dividend RSUs (as defined below) shall vest on the final Delivery Date:
[INSERT DELIVERY SCHEDULE]
(b)     If the Participant’s Employment with the Company and its Affiliates is terminated (A) by the Participant for Good Reason (as defined below) or by the Company and its Affiliates without Cause (as defined below), in either case, within the two-year period following a Change in Control or (B) at any time due to the Participant’s death or Disability, then 100% of the RSUs initially granted hereunder shall vest and the Company shall issue or cause there to be transferred to the Participant the Shares underlying such RSUs upon the date of such termination; provided, however, that, upon the issuance or transfer of Shares to the Participant, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share. Except as otherwise provided in this Agreement, upon the termination of the Participant’s Employment with the Company or any Affiliate for any reason, any Unvested RSUs shall immediately terminate and be forfeited without consideration and no further Shares shall be delivered hereunder.
(c)    Upon each issuance or transfer of Shares in accordance with Section 2(a) of this Agreement, a number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished.
(d)    For purposes of this Agreement:
(i)    “Cause” shall mean (A) the Participant’s continued failure substantially to perform the Participant’s duties to the Company or an Affiliate (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the Participant of such failure, (B) the Participant’s engagement in conduct inimical to the interests of the Company or an Affiliate, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the Participant’s Employment or engagement, (C) the Participant’s commission of, or plea of guilty or nolo contendere to, (I) a felony or (II) a crime other than a felony, which involves a breach of trust or fiduciary duty owed to the Company or an Affiliate, (D) the Participant’s disclosure of trade secrets or confidential information of the Company or an Affiliate, or (E) the Participant’s breach of any agreement with the Company or an Affiliate, including, without limitation, any agreement with respect to confidentiality, nondisclosure, non-competition or otherwise.
(ii)    “Good Reason” shall mean (A) the failure of the Company or an Affiliate to pay or cause to be paid the Participant’s base salary or annual bonus (to the extent earned in accordance with the terms of any applicable annual bonus or annual incentive arrangement), if any, when due or (B) any substantial and sustained diminution in the Participant’s authority or responsibilities; provided that either of the events described in clauses

(A) and (B) of this Section 2(d)(ii) shall constitute Good Reason only if the Company or its Affiliates fail to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.
(iii)    “Vested RSUs” shall mean, on a given date, the number of RSUs which are then vested and outstanding as of such date.
(iv) “Unvested RSUs” shall mean, on a given date, the number of RSUs which remain unvested as of such date.
3.    Dividends.
(a)    If on any date while RSUs are outstanding hereunder the Company shall pay any cash dividend on the Shares, the Participant shall be entitled to receive, as of such dividend payment date, a cash payment equal to the product of (i) the number of Vested RSUs, if any, held by the Participant as of the related dividend record date, multiplied by (ii) the per Share amount of such cash dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the Participant shall be granted, as of the applicable dividend payment date, a number of Shares (rounded down to the next whole Share) equal to the product of (x) the number of Vested RSUs, if any, that have been held by the Participant through the related dividend record date, multiplied by (y) the number of Shares (including any fraction thereof) payable as a dividend on a Share.
(b)    If on any date while RSUs are outstanding hereunder the Company shall pay any dividend on the Shares (whether payable in cash, Shares or other securities), the Participant shall be granted, as of the applicable dividend payment date, a number of additional restricted stock units (the “Dividend RSUs”) (rounded down to the next whole unit) equal to the product of (x) the aggregate number of Unvested RSUs that have been held by the Participant through the related dividend record date, multiplied by (y) (A) in the case of a dividend payable in Shares, the number of Shares (including any fraction thereof) payable as a dividend on a Share and (B) in the case of a dividend payable in cash or other securities, the quotient of (I) the amount of such cash dividend payable as a dividend on a Share (or fair market value, as determined by the Committee, of such other securities payable as a dividend on a Share), divided by (II) the Fair Market Value per Share as of the dividend payment date.
4.    Adjustments Upon Certain Events. The Committee shall, in a manner determined in its sole discretion to prevent enlargement or dilution of rights, make certain equitable substitutions or adjustments to any Shares or RSUs subject to this Agreement pursuant to Section 9(a) of the Plan.
5.    No Right to Continued Employment. The granting of RSUs evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.
6.    No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.
7.    Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 2 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.
8.    Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 8 shall be void and unenforceable against the Company or any Affiliate.
9.    Restrictive Covenants/Cancellation of RSUs. The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that, during the

Participant’s Employment with the Company and its Affiliates and, upon the Participant’s termination of Employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such Employment and ending twelve months thereafter, the Participant shall not:
(a)    solicit or seek to induce or actually induce any person who is employed by the Company or an Affiliate during the Participant’s Employment with the Company and its Affiliates, or who becomes employed by the Company or an Affiliate at any time during the three-month period following the termination of the Participant’s Employment, to discontinue such employment, or hire or employ any such person; or
(b)    directly or indirectly interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, consultants, suppliers, partners, members or investors of the Company or its Affiliates.
The covenants in clauses (a) and (b) of this Section 9 are agreed to be severable so that if one should be unenforceable that will not prevent enforcement of the remaining covenant.
10.    Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
11.    Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any issuance or transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.
12.    Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
13.    RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
14.    Modifications. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right to modify the terms and conditions of this Agreement including, without limitation, the timing or circumstances of the issuance or transfer of Shares to the Participant hereunder, to the extent such modification is determined by the Company to be necessary to comply with applicable law or preserve the intended deferral of income recognition with respect to the RSUs until the issuance or transfer of Shares hereunder.
15.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
16. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of employment with the Company and its Affiliates the Participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company and its Affiliates (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COHEN & STEERS, INC.
By:

PARTICIPANT

By: